This announcement is not an offer to purchase or a solicitation of an offer to sell securities. This offer is made solely by the U.S. Offer to Purchase, dated July 24, 2003, and the related ADS Letter of Transmittal, and any amendments or supplements thereto, and is not being made to (nor will tenders be accepted from or on behalf of)
holders of securities in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Notice of U.S. Offer to Purchase for Cash

All of the Outstanding Series V Shares and American Depositary Shares

of

Grupo Iusacell, S.A. de C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.1142436 Per Series V Share

and

Mexican Pesos 11.42436 Per American Depositary Share

(each ADS representing one hundred Series V Shares)

by

Fintech Mobile Inc.

a wholly-owned subsidiary

of

Fintech Advisory Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME (4:00 P.M., MEXICO CITY TIME) ON THURSDAY,
AUGUST 21, 2003, UNLESS THE U.S. OFFER IS EXTENDED.

       Fintech Mobile Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Fintech Advisory Inc., a Delaware corporation (“Fintech”), is offering in the United States (the “U.S. Offer”) to purchase for cash all of the outstanding Series V Shares (the “Series V Shares”) and American Depositary Shares (“ADSs” and collectively with the Series V Shares, the “Securities”), of Grupo Iusacell, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of the United Mexican States (“Iusacell”). Each ADS represents one hundred Series V Shares.

      Simultaneously with the U.S. Offer, Purchaser is offering in Mexico (the “Mexican Offer” and collectively with the U.S. Offer, the “Offers”) to purchase for cash all of the outstanding Series A Shares (“Series A Shares”) and Series V Shares of Iusacell for Ps. 0.1142436 for each Series A Share and Series V Share on substantially the same terms as the Series V Shares and ADSs in the U.S. Offer.

      In the U.S. Offer, Purchaser is offering to purchase all of the outstanding ADSs at the U.S. dollar equivalent of Ps. 11.42436 per ADS and all of the outstanding Series V Shares held by persons who are not Mexican residents at the

U.S. dollar equivalent of Ps. 0.1142436 per Series V Share, in cash, in each case less any withholding taxes and without interest thereon. The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the U.S. dollar to Mexican peso exchange rate calculated using the average of the exchange rates reported on each of the five consecutive U.S. business days ending two U.S. business days prior to the expiration date of the U.S. Offer by Reuters Group PLC and Bloomberg LP on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars (the “Applicable Exchange Rate”). Purchaser will announce the Applicable Exchange Rate by a press release not later than 9:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined.

      The Mexican Offer is open to all holders, including U.S. holders, of Series A Shares and Series V Shares. Any holder who is not a Mexican resident can tender Series V Shares in either the U.S. Offer or the Mexican Offer. Mexican residents can tender Series V Shares held by them only into the Mexican Offer. The purchase price for the Series V Shares tendered in the Mexican Offer will be paid, at such holder’s election, in Mexican pesos or in U.S. dollars equivalent to the Mexican peso price in the Mexican Offer based on the Applicable Exchange Rate. However, individuals tendering Series V Shares into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the Mexican Receiving Agent (as defined below) for their Series V Shares.

      A holder of ADSs may contact The Bank of New York, as Depository, to convert its ADSs into Series V Shares and tender such Series V Shares in the Mexican Offer. However, such holder will have to pay a fee of up to $0.05 for each ADS converted. If a holder chooses to convert its ADSs into Series V Shares and tender into the Mexican Offer and elects to receive payment in Mexican pesos it will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers, if it then wishes to convert its Mexican pesos to U.S. dollars.

      Purchaser, Fintech and Citibank, N.A., as escrow agent (“Escrow Agent”), have entered into an Escrow Agreement, dated as of July 23, 2003 (the “Escrow Agreement”). Pursuant to the Escrow Agreement, Purchaser has transferred to the Escrow Agent US$20,000,000, which amount represents the approximate U.S. dollar equivalent of the sum of all of the outstanding Series A Shares, Series V Shares and ADSs multiplied by the respective purchase price of the Offers denominated in Mexican pesos. The U.S. dollar equivalent of such Mexican peso amount was calculated as the average of the exchange rates reported on each of the five consecutive U.S. business days ending two U.S. business days prior to July 24, 2003 by Reuters and Bloomberg on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars.

      Notwithstanding any provision of the U.S. Offer, Purchaser will not accept Securities for payment or pay for any Securities that have been tendered pursuant to the U.S. Offer, if any of the following shall have occurred and be continuing as of the Expiration Date (as defined below) (collectively, the “Offer Conditions”): (i) any governmental entity (either in Mexico or the United States) shall have enacted, issued, promulgated or enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which prevents or prohibits the consummation of either the Mexican Offer or the U.S. Offer; (ii) the approval of the U.S. Federal Communications Commission for the transfer of the section 214 authorization held by Iusatel USA, Inc., a subsidiary of Iusacell, shall not have been obtained; (iii) the number of Securities and Series A Shares validly tendered into the Offers (and not withdrawn) shall not equal at least 70 percent of the outstanding Securities and Series A Shares on a fully diluted basis (the “Minimum Tender Condition”) (unless Purchaser waives this condition). The conditions to the Mexican Offer are substantially the same to those in the U.S. Offer. If on any date the U.S. Offer is scheduled to expire the Offer Conditions have not been satisfied, Purchaser will extend the U.S. Offer in increments of five business days until all of the Offer Conditions have been satisfied (or waived with respect to the Minimum Tender Condition), unless Fintech and Purchaser believe that such conditions are incapable of being satisfied or waived. Fintech and Purchaser are not obligated, and do not intend, to extend the U.S. Offer beyond December 11, 2003.

      To tender ADSs pursuant to the U.S. Offer, a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof) together with the American Depositary Receipts (“ADRs”) for the ADSs to be tendered and all other documents required by the ADS Letter of Transmittal must be received by Citibank, N.A. (the “U.S. Receiving Agent”) by the expiration date and time of the U.S. Offer (such date and time, the “Expiration Date”) or if ADSs are held in book-entry form, the ADSs must be delivered by the holder thereof to the U.S. Receiving Agent pursuant to the procedures for book-entry transfer described in the U.S. Offer to Purchase, and a confirmation of such delivery as well as a properly completed and duly executed ADS Letter of Transmittal (or a facsimile thereof) or an Agent’s Message (as defined below) must also be received by the U.S. Receiving Agent by the Expiration Date. Alternatively, a holder may be able to use the guaranteed delivery procedure described in the U.S. Offer to Purchase. The term “Agent’s Message” means a message, transmitted by The Depository Trust Company (“DTC”) to, and received by, the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

      If a holder wishes to tender Series V Shares in the U.S. Offer in accordance with its terms, it must do so by book-entry transfer as described in the U.S. Offer to Purchase. If such holder holds Series V Shares in certificated form such holder should promptly contact a broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, commonly known as “Indeval,” a privately-owned central securities depositary that acts as clearing house, depositary, custodian, settlement, transfer and registration institution for the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.), and arrange for the holding by such nominee of the Series V Shares on behalf of the holder in book-entry form. In order for a book-entry transfer to constitute a valid tender of such holder’s Series V Shares in the U.S. Offer, the Series V Shares must be tendered by a nominee who is an Indeval participant into the account of Casa de Bolsa Santander Serfin, S.A. de C.V., Grupo Financiero Santander Serfin (“Santander Serfin”) for the account of the U.S. Receiving Agent, and Santander Serfin must receive a properly completed and duly executed letter from the Indeval participant who tendered the holder’s Series V Shares into its account accepting the U.S. Offer (the “Acceptance Letter”) prior to the Expiration Date.

      For purposes of the U.S. Offer, Purchaser will be deemed to have accepted for payment tendered Securities when and if it gives written notice to the U.S. Receiving Agent of its acceptance of the tenders of such Securities. Payment for ADSs and Series V Shares accepted for payment pursuant to the U.S. Offer will be made from the cash deposited by Purchaser with the Escrow Agent which is made available to the U.S. Receiving Agent, which will act as the holder’s agent for the purpose of receiving payments from Purchaser and transmitting such payments to such holder. In the event that funds deposited with the Escrow Agent are not sufficient to pay the offer price for the Securities accepted for tender, including due to any fluctuation in the Applicable Exchange Rate, Purchaser will transfer to the U.S. Receiving Agent the necessary funds to cover such shortfall. Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on behalf of the beneficial holder of such ADSs with DTC. In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent, of all the documents required to effect a tender, duly signed and executed by the holder or its nominee. Under no circumstances will interest be paid on the purchase price for the Securities, regardless of any extension of the Offers or any delay in making payment for the Securities.

      The initial Expiration Date will occur at 5 p.m. New York City time (4 p.m. Mexico City time) on Thursday, August 21, 2003. Purchaser may extend the U.S. Offer when it is required to do so under applicable law and regulations. In addition, Purchaser will extend the U.S. Offer if, on the Expiration Date, any of the Offer Conditions have not been satisfied (or waived to the extent permitted). Such extensions will be in increments of five business days until all of the Offer Conditions have been satisfied (or waived to the extent permitted). Fintech and Purchaser are not obligated, and do not intend, to extend the U.S. Offer beyond December 11, 2003. No subsequent offering period is contemplated following the expiration of the initial offering period of the U.S. Offer in accordance with Rule 14d-11 of the Exchange Act.

      Purchaser will announce any extension, by giving written notice of such extension to the U.S. Receiving Agent and the Information Agent followed as promptly as practicable by a public announcement thereof. During any extension, all Securities previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw such holder’s Securities in accordance with the terms of the U.S. Offer to Purchase.

      The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 (the “Exchange Act”) is contained in the Offer to Purchase and is incorporated herein by reference.

      Tenders of Securities made pursuant to the U.S. Offer are irrevocable, except that Securities tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date and, unless they previously have been accepted for payment pursuant to the U.S. Offer, may be withdrawn at any time after September 22, 2003. For a withdrawal of tendered Securities to be effective, a written or facsimile transmission notice of withdrawal, in either case with original signature, must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of the U.S. Offer to Purchase, and must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of the Securities, if different from that of the person who tendered such Securities. For a withdrawal of tendered Securities to be effective, a signed notice of withdrawal must be submitted prior to the acceptance of such Securities for payment by Purchaser, together with, in the case of withdrawals of ADSs (except in the case of ADSs tendered by an eligible guarantor institution), signatures guaranteed by an eligible guarantor institution. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering security holder) and the serial numbers shown on the particular ADRs evidencing the ADSs to be withdrawn or, in the case of Securities tendered by book-entry transfer, the name and participant number at DTC or Indeval, as the case may be, to be credited with the withdrawn Securities. Withdrawals may not be rescinded, and Securities withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Securities may be re-tendered by again following one of the procedures described in the U.S. Offer to Purchase, as applicable, at any time prior to the Expiration Date.

      The sale of Securities for cash pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder (as defined in the U.S. Offer to Purchase under the heading “Certain Tax Considerations — Material U.S. Federal Income Tax Consequences”) who sells Securities pursuant to the U.S. Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Securities sold pursuant to the U.S. Offer. Long-term capital gains recognized by an individual upon a disposition of Securities are eligible for reduced rates of taxation. Certain limitations apply to the deductibility of a holder’s capital losses. Non-U.S. Holders (as defined in the U.S. Offer to Purchase under the heading “Certain Tax Considerations — Material U.S. Federal Income Tax Consequences”) generally will be exempt from U.S. federal income and withholding tax, provided certain certification requirements are met. The U.S. federal income tax discussion set forth above is included for general information only and all holders should consult with their own tax advisors as to the particular tax consequences of the U.S. Offer to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the U.S. Offer, see the U.S. Offer to Purchase under the heading “Certain Tax Considerations — Material U.S. Federal Income Tax Consequences”.

      The U.S. Offer to Purchase and the related ADS Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the U.S. Offer.

      Purchaser has requested that Iusacell furnish security position listings of the Securities for the purpose of disseminating the U.S. Offer to holders of the Securities. The U.S. Offer to Purchase and the related ADS Letter of Transmittal will be mailed to record holders of the Securities that may be tendered in the U.S. Offer. Also, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Iusacell’s security position listing or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of such Securities.

      Any inquiries such holders may have with respect to the U.S. Offer and requests for additional copies of the U.S. Offer to Purchase or the ADS Letter of Transmittal should be addressed to MacKenzie Partners, Inc., the Information Agent for the U.S. Offer, at its address and telephone numbers set forth below and copies will be furnished promptly at Purchaser’s expense. A holder may also contact its broker, dealer, bank, trust company or other nominee for assistance concerning the U.S. Offer.

The U.S. Receiving Agent is:

CITIBANK, N.A.

By Mail:	By Facsimile Transmission:
Computershare Trust Company of New York	(for Eligible Institutions only)
Wall Street Station	(212) 701-7636
P.O. Box 1010
New York, NY 10268-1010	To Confirm Facsimile Transmission Only:
(212) 701-7624

By Hand or By Courier:

Computershare Trust Company of New York

Wall Street Plaza
88 Pine Street, 19th Floor
New York, NY 10005

The Mexican Receiving Agent is:

Casa de Bolsa Santander Serfin, S.A. de C.V., Grupo Financiero Santander Serfin

Prolongación Paseo de la Reforma número 500
Módulo 402, Colonia Lomas de Santa Fe, CP 01219
Attention: Corporate Finance Department
Call: 52-55-5269-1831

The Information Agent for the U.S. Tender Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)

or
Call Toll-Free (800) 322-2885
Email:proxy@mackenziepartners.com

July 24, 2003